Exhibit 3.13

CERTIFICATE OF FORMATION

OF

GEOKINETICS SERVICES CORP.

The undersigned, acting as the organizer of Geokinetics Services Corp., a Texas corporation (the “Corporation”), pursuant to the Texas Business Organizations Code (the “Code”), hereby adopts the following Certificate of Formation for the Corporation.

ARTICLE I.
ENTITY TYPE AND NAME

The filing entity being formed is a for-profit corporation.  The name of the Corporation is Geokinetics Services Corp.

ARTICLE II.
INITIAL REGISTERED OFFICE AND AGENT

The initial registered agent of the Company is an organization whose name is CT Corporation System.  The business address of the initial registered agent and the registered office of the Company is 1021 Main Street, Suite 1150, Houston, Texas 77002.

ARTICLE III.
BOARD OF DIRECTORS

The number of directors shall from time to time be fixed by the Bylaws of the Corporation.  The number of directors constituting the initial board of directors of the Corporation is two (2). Directors need not be residents of the State of Texas or shareholders of the Corporation.  The name and address of the initial directors who shall serve as directors until the first annual meeting of the shareholders, or until their successor(s) shall have been duly elected and qualified, unless they shall sooner resign or be removed, in accordance with the Bylaws of the Corporation, is as follows:

Name	Mailing and Street Addresses

James C. White	1500 Citywest Blvd.
Houston, Texas 77042

Scott McCurdy	1500 Citywest Blvd.
Houston, Texas 77042

ARTICLE IV.
AUTHORIZED SHARES

The total number of shares that the Corporation shall have the authority to issue is 10,000 shares common stock, par value of $0.001 per share (“Common Stock”).

ARTICLE V.
PURPOSE

The purpose for which the Corporation is formed is for the transaction of any and all lawful business for which a for-profit corporation may be organized under the laws of the State of Texas and the Code.

ARTICLE VI.
LIMITATION OF DIRECTOR LIABILITY

No director of the Corporation shall be personally liable to the Corporation or the shareholders thereof for monetary damages for an act or omission in the director’s capacity as director, except for liability for any of the following:

(1)                                  A breach of the director’s duty of loyalty to the Corporation or its shareholders;

(2)                                  An act or omission not in good faith that constitutes a breach of the director’s duty to the Corporation;

(3)                                  An act or omission not in good faith that involves intentional misconduct or a knowing violation of the law;

(4)                                  A transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s duties; or

(5)                                  An act or omission for which the director’s liability is provided expressly by an applicable statute.

If the Code is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Code, as so amended.

Any repeal or modification of this Article by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. Any repeal or modification of those provisions of the Code that concern the limitation of director liability shall not be construed to affect adversely any right or protection of a director of the Corporation existing at the time of such repeal or modification unless such adverse construction is required by law.

ARTICLE VII.
ORGANIZER

The name and address of the organizer of the Company is as follows:

Name	Address

David B. Sheinbein	1200 Smith Street, Suite 1400
Houston, Texas 77002

ARTICLE VIII.
EFFECTIVENESS OF FILING

This document becomes effective when the document is filed by the secretary of state.

IN WITNESS WHEREOF, the undersigned, being the organizer designated in Article VII, signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument on September 26, 2007.

ORGANIZER;

/s/ DAVID B. SHEINBEIN
DAVID B. SHEINBEIN